Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

Lake Shore Bancorp Announces Third Quarter 2012 Financial Results

DUNKIRK, N.Y. — November 1, 2012 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced third quarter 2012 net income of $863,000, or $0.15 per diluted share, compared to net income of $1.2 million, or $0.20 per diluted share, for third quarter 2011. The Company had net income of $2.8 million, or $0.48 per diluted share, for the nine months ended September 30, 2012, compared to net income of $3.1 million, or $0.54 per diluted share for the same period in 2011.

2012 Third Quarter and Year-to-Date Highlights:

•	Deposits grew by $12.8 million, from December 31, 2011
•	Non-interest bearing deposits grew an annualized 47.7% from December 31, 2011
•	Stockholders’ equity increased $3.1 million, an annualized 6.5%, from December 31, 2011
•	Continued strong asset quality metrics

“We continue to realize solid bottom-line performance with our consistent and conservative approach to managing through this extended low interest rate period,” said Daniel P. Reininga, President and Chief Executive Officer. “Our business focus remains on adding well-collateralized, adjustable-rate commercial real estate loans to mitigate potential interest rate risk over the longer term. Our solid asset quality metrics are indicative of an effective underwriting process. Our overall approach continues to be centered on meeting the financial needs of local families and businesses with a superior level of personal service that differentiates us from large banks.”

Net interest income was $3.7 million for the third quarter 2012, compared to $3.8 million for third quarter 2011, reflecting lower interest income and reduced interest expense. Third quarter 2012 interest income was $4.8 million compared to $5.2 million in the prior year quarter, as a result of reduced average loan balances, as well as a lower yield earned on the investment portfolio. Interest expense for the third quarter of 2012 was reduced by $241,000, or 17.4%, to $1.1 million compared to third quarter 2011, which reflected a 25 basis-point decline in the Bank’s average rate paid on interest bearing liabilities.  The decrease reflected a $5.2 million reduction in average borrowings offset by a $6.0 million increase in average deposits.

Net interest income was $11.3 million for the nine months ended September 30, 2012 and 2011. Interest income for the nine months ended September 30, 2012 was $14.9 million compared to $15.6 million for the prior year period. This change was reflective of a 30 basis-point decline in the average interest rate on interest-earning assets which was partially offset by an $11.2 million increase in the average balance of interest-earning assets.

Interest expense for the nine months ended September 30, 2012 was $3.6 million, a decrease of $699,000, or 16.3%, compared to the first nine months of 2011, reflecting a 23 basis-point decline in the average rate paid on interest-bearing liabilities, and a $1.7 million reduction in the average balances of interest-bearing liabilities. The decrease in the average balances of interest-bearing liabilities was due to a $5.6 million reduction in average borrowings offset by a $3.9 million increase in average deposits.

Net interest margin for third quarter 2012 was 3.15%, down 21 basis points from 3.36% for the third quarter 2011. This result reflected both a 68 basis point decrease in the average yield earned on the investment portfolio, and a 13 basis point decline in the average yield earned on the loan portfolio. This decrease was offset by a 25 basis-point decline in the average rate paid on interest bearing liabilities. Net interest margin for the nine months ended September 30, 2012 was 3.26%, a decrease of seven basis points from the comparable period in 2011. The decrease in the net interest margins for the three and nine months ended September 30, 2012 as compared to the same periods in 2011 is due to the continuing low interest rate environment.

Third quarter 2012 non-interest income of $506,000 was down $22,000, or 4.2%, from third quarter 2011. The reduced non-interest income was primarily a result of decreased service charges and fees related to the 2010 implementation of federal regulations requiring all banks to expand disclosures which enable customers to “opt out” of overdraft fees.

Non-interest income for the nine months ended September 30, 2012, was down $169,000, or 10.2%, to $1.5 million from the comparable period in 2011, partially due to a non-cash, pre-tax impairment of $57,000 related to the Bank’s write-down of a single asset-backed security during the second quarter of 2012. The impairment charge was attributable to a significant decline in the market value of a bond that is not expected to be recovered over its term. During the nine month period ended September 30, 2011, the Bank recognized a total gain of $88,000 due to the sale of investments, as well as a recovery on previously impaired investments.

Third quarter 2012 non-interest expense increased $96,000, or 3.5%, to $2.9 million compared to the prior year period. This increase reflected higher salary and benefit expenses and increased professional service costs which were partially offset by lower advertising and other expenses.

Non-interest expense was $9.0 million for the nine months ended September 30, 2012, an increase of $372,000, or 4.3%, from the comparable period in 2011. The increase was primarily due to increased salary and benefit expenses reflecting expansion of the Company’s Board of Directors in 2012, salary increases and higher benefit expenses, as well as due to increased legal, consulting and foreclosure costs. These increases were mitigated somewhat by reduced occupancy and advertising expenses, as well as lower FDIC insurance premiums.

The third quarter 2012 provision for loan losses was $220,000 compared with $10,000 in the prior year quarter primarily due to a downgrade in the loan classification for two commercial loans. The $270,000 provision for loan losses for the nine months ended September 30, 2012 was down $25,000, or 8.5%, from the prior year period. This decrease was primarily due to a decrease in loan portfolio balances as well as a decrease in the classified loan balance.

The Bank’s asset quality metrics remained superior to industry and peer averages. Non-performing loans as a percent of total loans were 0.86%, at September 30, 2012 down 16 basis points from 1.02% at December 31, 2011. At September 30, 2012, the Bank’s allowance for loan losses as a percent of non-performing loans was 65.57%, up from 48.82% at December 31, 2011.

Total assets were $498.7 million at September 30, 2012, an annualized increase of 2.8% from December 31, 2011. Total deposits were $392.6 million at September 30, 2012, an increase of $12.8 million from the end of 2011. More importantly, core deposits were up $20.6 million during that same period reflecting the Bank’s strategic focus of a greater reliance on core deposits as a source of funding. Total stockholders’ equity was $67.1 million at September 30, 2012, an increase of $3.1 million from the end of 2011. The increase in total stockholders’ equity was primarily due to $2.8 million in net income and a $1.0 million increase in unrealized gains on the investment portfolio since December 31, 2011, offset by $698,000 in cash dividends paid.

Cash Dividend Declared

The Company’s Board of Directors approved a $0.04 cash dividend on its common stock, payable on November 20, 2012, to shareholders of record as of November 6, 2012. Based on the closing price for a share of Lake Shore Bancorp, Inc. common stock of $10.22 on October 25, 2012, the implied annual dividend yield is 2.45%.

Lake Shore, MHC (the “MHC”) which holds 3,636,875 shares, or 61.2% of the Company’s total outstanding stock, will not waive receipt of the dividend payment as it has in past quarters because of the Federal Reserve Board’s interim final regulation which requires the prior approval of a majority of the eligible votes of the MHC’s members (i.e., depositors) for the MHC to waive the receipt of dividends. Due to the significant time that would be required to obtain the member vote required by the Federal Reserve Board’s regulation, the Board of Directors of the MHC has determined not to pursue such a vote in connection with this dividend. Without the dividend waiver, the Company must pay a dividend at the same rate on the shares that are held by the MHC as it does for public shareholders.  Because of the increased number of shares that must receive the dividend payout, the Company has approved payment of this quarterly dividend at the amount of $0.04 per share.

The Company also indicated that its Board of Directors has authorized management to resume purchasing shares of common stock in the open market pursuant to its stock repurchase plan that was adopted and announced during November 2010.  The timing of the stock repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $498.7 million and total deposits of $392.6 million as of September 30, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact:

Rachel A. Foley
Chief Financial Officer
Lake Shore Bancorp, Inc.
31 East Fourth Street
Dunkirk, New York 14048
(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA
	September 30, 2012	December 31, 2011
	(Unaudited)
	(Dollars In Thousands)

Total assets	$498,733	$488,597
Cash and cash equivalents	39,006	23,704
Securities available for sale	168,890	164,165
Loans receivable, net	265,056	275,068
Deposits	392,626	379,798
Short-term borrowings	14,150	6,910
Long-term debt	15,150	27,230
Stockholders’ equity	67,056	63,947

Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest Income	$4,815	$5,212	$14,908	$15,563
Interest Expense	1,143	1,384	3,601	4,300
Net Interest Income	3,672	3,828	11,307	11,263
Provision for Loan Loss	220	10	270	295
Net Interest Income after Provision for Loan Loss	3,452	3,818	11,037	10,968
Total non-interest income	506	528	1,484	1,653
Total non-interest expense	2,874	2,778	8,985	8,613
Income before income taxes	1,084	1,568	3,536	4,008
Income tax expense	221	412	771	915
Net Income	$863	$1,156	$2,765	$3,093
Basic and Diluted Earnings per Share	$0.15	$0.20	$0.48	$0.54
Dividends declared per share	$0.07	$0.07	$0.21	$0.21

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	September 30,
	2012	2011
	(Unaudited)

Return on average assets	0.69%	0.95%
Return on average equity	5.16%	7.57%
Average interest-earning assets to average interest-bearing liabilities	120.36%	117.86%
Interest rate spread	2.95%	3.14%
Net interest margin	3.15%	3.36%

SELECTED FINANCIAL RATIOS:

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)

Return on average assets	0.75%	0.85%
Return on average equity	5.60%	7.04%
Average interest-earning assets to average interest-bearing liabilities	119.36%	115.96%
Interest rate spread	3.06%	3.13%
Net interest margin	3.26%	3.33%

	September 30,	December 31,
	2012	2011
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.86%	1.02%
Non-performing assets as a percent of total assets	0.61%	0.64%
Allowance for loan losses as a percent of total net loans	0.57%	0.50%
Allowance for loan losses as a percent of non-performing loans	65.57%	48.82%